Exhibit 15.2

7 February 2020

United States Securities and Exchange Commission

Subject: ArcelorMittal Mexico Las Truchas and San Jose 2018 and 2019 Mineral Resource and Mineral Reserves

Dear Sirs/Mesdames:

I hereby consent to (a) Gustavson Associates being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2019 (the "2019 20-F”) as having prepared the 2018 and 2019 iron ore reserve estimates on ArcelorMittal's property Las Truchas in Mexico and 2019 iron ore reserve estimates on ArcelorMittal's property San Jose in Mexico and (b) the incorporation by reference of the 2019 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-223400 on Form F-3.

Project Manager	Project Director
Christopher Emanuel, SME-RM P.E.	Donald E. Hulse
Senior Mining Engineer	V.P. Mining

/s/ Christopher Emanuel	/s/ Donald E. Hulse

Gustavson Associates, LLC